Exhibit 99.1

Conference Call:	August 11, 2008 at 5:00 p.m. ET
Dial-in numbers:	800/659-2037 or 617/614-2713 (international)
Webcast:	www.progressivegaming.net

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING REPORTS SYSTEMS INSTALLED BASE GROWTH WITH OVER

4,500 INSTALLATIONS IN 2008 SECOND QUARTER

Recently Announced Technology Agreements with IGT Expected to be Accretive to

EPS in 2010 with Significant Accretion Expected Thereafter Based on Anticipated

Pace of Global Server-Based Gaming Adoption

Reiterates 2008 Revenue Guidance of $80 Million—$90 Million

Representing 13%—27% Growth Over 2007

Expects to Generate GAAP Net Income in 4Q 2008

LAS VEGAS, NV—August 11, 2008—Progressive Gaming International Corporation® (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and system solutions used in the gaming industry worldwide, today reported results for the three and six month periods ended June 30, 2008. The Company also reiterated its full year 2008 financial guidance.

Russel McMeekin, Progressive Gaming International Corporation President and Chief Executive Officer, commented, “The pace of systems installations through the first half of 2008 once again demonstrates the consistency with which we are growing our core systems business. With this foundation firmly established, we recently entered into a broad based technology agreement with International Game Technology (“IGT”) to address server-based gaming technologies and applications, which is anticipated to be the next major technology shift in the gaming industry. Our agreement with IGT, which we expect to finalize on August 15th concurrent with our financing transactions, provides us with a new platform to grow and expand our existing systems business which we expect will generate significant incremental revenues, EBITDA and net income over the term of the agreement.”

Second Quarter and First Half of 2008 Financial Review

Systems revenues were $18.1 million for the quarter ended June 30, 2008. The Company also had a $1.6 million order that was delivered in Q2 2008 but was not recorded until early July. Systems revenues for the quarter ended June 30, 2007 were $18.8 million, inclusive of $3.8 million of deferred revenues from the 2007 first quarter.

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Progressive Gaming, 8/11/2008	page 2

The Company reported an adjusted loss per share from continuing operations of $0.06 for the three months ended June 30, 2008, excluding severance costs of $0.01 per share. For the three months ended June 30, 2007, adjusted net loss per share from continuing operations was $0.10, excluding aggregate fees associated with loans, notes payable and legal costs of $0.04 per share. Loss per share from continuing operations for the three months ended June 30, 2008 and 2007 were $0.07 and $0.14, respectively. There were approximately 62.1 million and 34.8 million weighted average shares outstanding in the June 2008 and June 2007 quarterly periods, respectively.

Progressive Gaming’s slot management systems installed base as of June 30, 2008 was 84,797, representing year-over-year growth of 28%, or 18,579 systems, and quarterly sequential growth of 5%. The Company installed 8,458 slot management systems in the first half of 2008, or approximately 35% of its expected full year total of 24,261, which is consistent with the historical seasonality of installations.

Progressive Gaming’s installed base of table management systems as of June 30, 2008 was 6,879, more than double the installed base as of June 30, 2007, and grew by 5%, or 346 table management systems on a quarterly sequential basis. The Company has installed 1,139 table management systems in the first half of 2008, representing 36% of the expected 2008 full year table management system installations of 3,160 systems.

Summary of Systems Placements:

	As of 6/30/2008	As of 6/30/2007	% Change	As of 3/31/2008	% Change
Slot Management	84,797	66,218	28%	80,573	5%
Table Management	6,879	3,426	101%	6,533	5%

“In addition to solid domestic system installation growth, we are also benefiting from robust international expansion in key regions including Europe, Asia, Canada and more recently Latin America,” said McMeekin. “Year-to-date slot management systems installation growth of 11% and table management systems installation growth of 20% is consistent with our expectations and positions us well to achieve our full year system installations, revenue and gross margin guidance.

“Progressive Gaming continues to expand both our product offerings and the markets we serve. The approval during the second quarter of the Casinolink Jackpot System (“CJS”) module of our Casinolink Enterprise system in Nevada accelerated customer interest and we’re moving forward with all of our previously planned placements in this market. Progressive has recently installed CJS at six Nevada sites, all of which have further expansion plans. We expect the number of sites in Nevada and games per site to increase materially throughout the second half of 2008 and into 2009. The performance of CJS in Nevada properties are meeting or exceeding the expectations of our customers.

“In addition, we have made significant progress year to date with the development of our sports product lines, with customer demand for these offerings steadily increasing. To date, we have signed agreements to install our sports betting system at five new sites, three of which will replace a competitor’s system. In June 2008, we went live with our first multi-site Rapid Bet Live network at two properties, with expected roll-out to at least ten sites by year-end. Each of

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Progressive Gaming, 8/11/2008	page 3

these installations consists of multi-year recurring revenue arrangements. As a result of these achievements, we expect to see growth in installations from our sports and poker product lines in the second half of 2008, with further ramping occurring in 2009 and beyond, establishing a new channel of revenue growth and diversification for the Company.

“Last week, we announced an expected convertible note offering and strategic technology agreement with IGT and a new credit facility with Private Equity Management Group Financial Corporation (“PEM”). The transactions are scheduled to be completed on August 15, subject to certain closing conditions, and are planned to be used for the retirement of the remaining $30 million of our outstanding high-yield debt. Following the retirement, the Company will move forward with the financial resources and flexibility necessary to continue our growth with anticipated new opportunities to leverage our systems capabilities.

“The new strategic technology agreement with IGT is expected to complement our initial alliance established earlier this year and provides us with additional channels to generate new revenue streams with attractive margins beginning next year. Through this technology alliance we expect to capitalize on the strong customer demand we are now seeing for server-based product functionality and technology solutions. We believe our ability to develop, market and support applications for server-based functionality will expand and accelerate the adoption of server-based gaming technologies in many international markets, particularly with key customers in Canada, Europe and Asia.

“With strong and growing customer acceptance of existing products, new products and markets coming on line, an alliance with the global market leader to jointly capitalize on the transition to server-based gaming, a strengthened capital structure and sole focus on growing the business, we believe Progressive Gaming is attractively positioned to generate increasing shareholder value.”

Progressive Gaming International Corporation Executive Vice President, Chief Financial Officer and Treasurer, Heather Rollo, added, “Our year to date slot and table management systems installation growth is tracking in line with the comparable period in 2007 and we remain confident in our ability to achieve our full year revenue guidance of $80—$90 million. In addition, our growing systems installed base generates high margin recurring revenues which will benefit our full year gross margins which we continue to expect will be between 57% and 59%, representing solid growth over fiscal 2007 levels. Finally, with an improved balance sheet and added flexibility, we believe the anticipated growth for 2008 will be sustainable throughout 2009 and beyond.”

Financial Forecasts Related to Strategic Technology Agreement

Progressive Gaming is providing the following forecast of the benefit to be derived from the strategic technology relationship with IGT expected to be completed upon closing of the convertible note by August 15. The estimates below are based on certain assumptions, including, but not limited to: published analyst projections on the adoption rate for server-based gaming technologies over the next six years; current expected pricing for server-based gaming technologies and related applications; the development and deployment of new server-based gaming applications; and other Company prepared assumptions. The estimates also consider the effects of the previously announced convertible note offering with IGT associated with the strategic technology agreement and the Company’s expected new credit facility financing with PEM.

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Progressive Gaming, 8/11/2008	page 4

The expected benefits to Progressive Gaming’s operating results anticipate pricing leverage for daily recurring fees for the Company’s Casinolink Enterprise Edition system installations. Such daily recurring fees are expected to increase by 30%–40% beginning in fiscal 2009 driven primarily by new Nexgen™ applications and other changes to reflect IGT’s sb™ ready migration functionality. Progressive Gaming expects additional increases to these daily fees in 2010 and beyond as new server-based gaming applications will begin to be deployed on both IGT’s sb™ server-based technology and Progressive Gaming’s Casinolink Enterprise Edition.

Progressive Gaming also expects that its strategic relationship for server-based gaming will be minimally dilutive to neutral to earnings per share results for fiscal 2009 and slightly accretive to earnings per share results for 2010. The Company expects the strategic technology agreement to benefit its operating results thereafter with significant earnings per share and EBITDA accretion expected for fiscal 2011 as the server-based gaming adoption rates are expected to meaningfully increase at that time.

2008 and 2009 Financial Outlook

Progressive Gaming expects EBITDA for 2009 to 2012 to benefit from new slot systems opportunities and pricing initiatives. The Company expects aggregate EBITDA growth of approximately 50% for this four-year period over prior internal aggregate EBITDA forecasts that did not consider the new slot systems opportunities and pricing initiatives and expects this benefit to ramp over the four-year period.

Progressive Gaming today reiterated its 2008 financial guidance for revenues, systems installations, gross margins and operating expenses as described in the table below. The Company continues to expect year-over-year revenue growth of 13%–27%, installed slot management systems growth of 32%, table management systems growth of 56% and full year gross margins in the range of 57%–59%.

Progressive Gaming Financial Guidance

2008 Guidance (a)
Total revenues (in 000’s)	$80,000 - $90,000
Slot management systems year end installed base	100,600
Table management systems year end installed base	8,900
Gross margins	57% - 59%
SG&A / R&D (in 000’s) (b)	$39,000 - $41,000
Depreciation and amortization (in 000’s)	$7,500 - $8,000
Stock compensation expense (in 000’s) (c)	$3,500
Interest expense (in 000’s)	$4,000 - $4,500 (d)

(a)	Provided on February 19, 2008 and May 12, 2008
(b)	Excludes stock compensation expense and depreciation and amortization
(c)	Represents stock compensation included in SG&A, R&D and cost of sales
(d)	Represents the expected interest expense assuming the refinance of the Company’s Senior Notes on August 15, 2008

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Progressive Gaming, 8/11/2008	page 5

Second Quarter 2008 Financial Review

Revenues

Revenues in the second quarter of 2008 were approximately $18.1 million compared to revenues (adjusted for the impact of discontinued operations) of $18.8 million in the second quarter of 2007. Revenues in the second quarter of 2007 included $3.8 million of deferred revenues from the first quarter of 2007.

During the second quarter of 2008 the Company’s system installed base growth was driven by over 4,200 installations of slot management systems and over 300 installations of table management systems, all of which are expected to contribute to the Company’s recurring revenue base going forward. Slot and table game division revenues are now included in the results of discontinued operations.

Gross Margins

Gross margins were 56% in the second quarter of 2008. The Company continues to expect gross margins for fiscal 2008 to be between 57% and 59%.

SG&A and R&D Expenses

Second quarter 2008 selling general and administrative and research and development expenses (“SG&A and R&D”) (excluding depreciation and amortization) were approximately $11.2 million, including approximately $0.4 million in restructuring costs and $ 0.9 million in non-cash stock compensation expense. This compares to first quarter of 2008 expenses of $11.9 million which included $1.0 million of non-cash stock compensation expense. The Company continues to expect aggregate SG&A and R&D (exclusive of stock compensation expense and depreciation and amortization) in fiscal 2008 of between $39 million and $41 million.

Interest Expense

Net interest expense for the second quarter of 2008 was $1.1 million compared to $3.8 million in the second quarter of 2007 reflecting benefits from the repayment of approximately $35 million of high yield debt and a former credit facility in the second half of 2007.

EBITDA and Adjusted EBITDA

Adjusted EBITDA was $0.2 million compared to $1.5 million in the second quarter of 2007. EBITDA in the second quarter of 2008 was approximately $(1.1) million compared to $0.8 million in the second quarter of 2007. Based on current revenue and cost forecasts, the Company expects to generate positive Adjusted EBITDA for the full year 2008 consistent with previously issued financial guidance.

EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming supplier industry.

Adjusted EBITDA

Adjusted EBITDA is defined as operating income before depreciation and amortization, non-cash stock-based compensation and other one-time charges.

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Progressive Gaming, 8/11/2008	page 6

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007
Reconciliation of Operating Loss to Adjusted EBITDA
Loss from Continuing Operations	$(4,089)	$(4,914)
Income Tax Provision / (Benefit)	11	—
Interest	1,067	3,831
Depreciation and Amortization	1,871	1,834
Stock-Based Compensation	937	751
Restructuring Charges	396	—

Adjusted EBITDA	$193	$1,502

Adjusted Loss Per Share

Adjusted Loss Per Share is defined as Loss Per Share From Continuing Operations before other one-time charges.

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007
Reconciliation of Loss from Continuing Operations to Adjusted Loss Per Share
Loss Per Share from Continuing Operations	$(0.07)	$(0.14)
Fees Associated with Loans, Notes Payable and Legal Costs	—	0.04
Restructuring Charges	0.01	—

Adjusted Loss Per Share	$(0.06)	$(0.10)

Conference Call And Webcast

Progressive Gaming Corporation is hosting a conference call and simultaneous webcast at 5:00 p.m. Eastern time today, August 11, both of which are open to the general public. The conference call number is 800-659-2037; or for international parties, 617/614-2713. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.progressivegaming.net; please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.progressivegaming.net.

About Progressive Gaming

Progressive Gaming is a trusted leader of enterprise gaming solutions and supplier of integrated casino and jackpot management systems for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing products. Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net.

©2008 Progressive Gaming International Corporation®. All rights reserved.

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Progressive Gaming, 8/11/2008	page 7

This release contains forward-looking statements, including statements regarding references to the Company’s expected financing activities and the proposed financing transactions with PEM and IGT as well as estimated and expected revenues from the strategic technology alliance with IGT and the closing (including satisfaction of closing conditions), timing, anticipated use of proceeds and dilutive effect of the financing transactions, anticipated new roll-outs of Casino Jackpot Station, anticipated growth in slot system revenues, anticipated expansion of RFID in Europe, the timing and benefits from the roll-out of dual chip trays in Asia, the timing and receipt of regulatory approvals, the domestic and overseas demand for the Company’s products, the expected benefits to be realized by the Company’s customers as a result of its products, the anticipated impact of an increased installed base on the Company’s financial performance, including revenue growth, anticipated gross margins, operating expenses, cash and non-cash interest expense, net income, revenue, EBITDA and other expenses for 2008 and beyond, anticipated increases in daily recurring fees for our slot systems in 2009, the effect of our strategic relationship for server-based gaming on the Company’s earnings per share in 2008 and beyond, forecasts and underlying assumptions related to the anticipated strategic technology agreement with IGT, timing for the Company’s achievement of GAAP income, the Company’s ability to create shareholder value, slot and table management systems installed base at the end of 2008 and beyond, the expense, timing and ability to repay or restructure the Company’s outstanding Senior Notes, the availability of additional capital and liquidity and the Company’s overall positioning for growth. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the failure to satisfy any of the closing conditions related to the financing transactions, IGT’s termination of the convertible note transaction prior to closing (which is in their sole discretion), the Company’s ability to develop applications to be deployed on both IGT’s sb server-based technology and the Company’s CasinoLink Enterprise Edition pursuant to the strategic technology alliance, delays in the approval, introduction, installation and customer acceptance of existing and new products, the risk that additional capital for working capital needs may not be available to the Company on favorable terms, or at all, the risk that markets for the Company’s products are not as large as the Company anticipates or that competing products may reduce demand for the Company’s products, the risk that the Company may not realize expected annual savings from certain cost reduction initiatives, the risk that regulatory approvals may not be obtained when expected, or at all, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances.

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Progressive Gaming, 8/11/2008	page 8

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	18,062	18,841	33,278	33,550
Cost of revenues	8,004	7,989	15,893	15,651

Gross profit	10,058	10,852	17,385	17,899
Selling, general and administrative expense	8,190	7,606	16,891	15,162
Research and development	3,008	2,495	6,255	5,009
Depreciation and amortization	1,871	1,834	3,747	3,539

Total operating expenses	13,069	11,935	26,893	23,710

Operating loss	(3,011)	(1,083)	(9,508)	(5,811)
Interest expense, net	(1,067)	(3,831)	(2,031)	(6,547)
Loss from continuing operations before tax provision	(4,078)	(4,914)	(11,539)	(12,358)
Income tax (provision) benefit	(11)	—	497	—

Loss from continuing operations, net of tax	(4,089)	(4,914)	(11,042)	(12,358)
Loss from discontinued operations, net of tax	(192)	(29,313)	(1,638)	(30,604)

Net loss	$(4,281)	$(34,227)	$(12,680)	$(42,962)

Weighted average common shares:
Basic	62,054	34,847	62,026	34,810

Diluted	62,054	34,847	62,026	34,810

Basic and diluted loss per share
Loss from continuing operations	$(0.07)	$(0.14)	$(0.18)	$(0.36)

Loss from discontinued operations	$—	$(0.84)	$(0.02)	$(0.87)

Net loss	$(0.07)	$(0.98)	$(0.20)	$(1.23)

Progressive Gaming, 8/11/2008	page 9

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,562	$19,063
Restricted cash	475	—
Accounts receivable, net of allowance for doubtful accounts of $968 and $942	16,525	21,360
Current portion of contract sales receivable, net of allowance for doubtful accounts of $383 and $472	1,692	829
Inventories, net of reserves of $864 and $768	7,138	6,576
Prepaid expenses	2,397	1,643
Current assets of discontinued operations	—	680

Total current assets	37,789	50,151
Contract sales and notes receivable	1,959	—
Property and equipment, net	3,956	3,893
Intangible assets, net	23,203	25,646
Goodwill	42,637	42,373
Non-current assets of discontinued operations	—	2,131
Other assets	9,832	9,715

Total assets	$119,376	$133,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$5,656	$6,234
Customer deposits	837	1,403
Current portion of long-term debt and notes payable, net of unamortized discount of $21 and $148	29,979	29,852
Accrued liabilities	9,327	11,305
Deferred revenues and license fees	2,550	2,416
Current liabilities of discontinued operations	3,179	3,695

Total current liabilities	51,528	54,905
Other long-term liabilities	5,813	6,290
Non-current liabilities of discontinued operations	1,170	1,175
Deferred tax liability	—	588

Total liabilities	58,511	62,958
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 62,111,310 and 61,993,509 issued and outstanding	6,211	6,199
Additional paid-in capital	309,060	306,879
Other comprehensive loss	5,147	4,734
Accumulated deficit	(257,718)	(245,038)

Subtotal	62,700	72,774
Less treasury stock, 322,792 and 317,174 shares, at cost	(1,835)	(1,823)

Total stockholders’ equity	60,865	70,951

Total liabilities and stockholders’ equity	$119,376	$133,909